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                                                                    EXHIBIT 10.4

                    SUMMARY OF DIVISION MANAGEMENT BONUS PLAN

      Phoenix Footwear Group, Inc. (the "COMPANY") has established a division management bonus plan for the management of the Company's brand divisions and selected employees who work in the brand divisions. The plan provides for a bonus pool for each brand division equal to a percentage of the actual net contribution to the Company's operating earnings by the division. The bonus pool is available only if a minimum target net contribution is achieved by the division for the fiscal year.

      The applicable bonus pool percentage and minimum target net contribution amount is set each year by the Compensation Committee of the Company's Board of Directors. Individual participants, in addition to the brand managers, and specific bonus awards made out of the applicable bonus pool, are determined each year by management and the respective brand managers.